Exhibit (a)(6)

LVB ACQUISITION, INC.

INDIVIDUAL STOCK OPTION EXCHANGE SCHEDULE

Employee Name:

Eligible Options						New Options
Grant Date	Type of Option	Exercise Price per Share	Number of Shares Underlying Option	Number of Unvested Options	Vesting Schedule	Type of Option	Exercise Price per Share	Number of Shares Underlying Option	Number of Unvested Options	Vesting Schedule
	[Time Vesting Options]	$10				[Revised Time Vesting Options]	$7.88			Same as Eligible Options

	[Extended Time Vesting Options]	$10				[Replacement Extended Time Vesting Options]	$7.88			[ ]% vest on Grant Date and [ ]% will vest on [ ] in each of [ ]

	[Adjusted Performance Options][Performance Vesting Options]	$10				[Modified Performance Options]	$7.88			[ ]% vest on Grant Date and [ ]% will vest on [ ] in each of [ ], if EBITDA target for applicable fiscal year is met

In addition, if any Modified Performance Option does not vest on the applicable vesting date, it may be eligible for catch-up vesting as described in the form of stock option grant agreement and the Schedule TO.